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John W. Hlywak, Jr. (Investors)             Jay Higham        (Media)
Senior Vice President & CFO                 Senior Vice President of Marketing
IntegraMed America, Inc.                    IntegraMed America, Inc.
(914) 251-4143                              (914) 251-4127
email:  jhlywak@integramed.com              email:  jhigham@integramed.com
Web Address:  http://www.integramed.com
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Lippert/Heilshorn & Associates
Kim Golodetz (kgolodetz@lhai.com)
(212) 838-3777
Bruce Voss (bvoss@lhai.com)
(310) 691-7100
www.lhai.com
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                    IntegraMed America Announces New Contract


Purchase, NY, January 12, 2004 - IntegraMed America, Inc. (Nasdaq: INMD) today announced that it has signed a FertilityPartner agreement to supply a complete range of business, marketing and facility services to a group of fertility physicians in the Company's Western Region. Under the terms of the 15-year agreement, IntegraMed will build a new facility and help the group to establish a private, full service fertility center.

IntegraMed has committed up to $2 million to fund the development and equipping of a new state-of-the-art facility to house the clinical practice and embryology laboratory for the group and its patients. Upon its completion, the facility will accommodate the existing patient volume and future anticipated growth.

Based on the terms of the transaction, IntegraMed will be paid a fixed service fee commencing in January of 2004, paid monthly until the new facility is open, which is anticipated to be in Q4 of 2004. At that time, IntegraMed service fees will be comprised of the Company's standard reimbursed costs of services, a fixed percentage of revenues, plus an additional fixed percentage of the new center's earnings. It is anticipated that the transaction will be immediately accretive to earnings.

"This announcement is important to IntegraMed for two reasons," said Gerardo Canet, President and CEO of IntegraMed America, Inc. "First, it represents the second FertilityPartners agreement that we have announced in the last 4 months. As such it reaffirms that the Company's reputation among fertility physicians is at an all time high as we are increasingly sought out as the vendor of choice for physicians seeking the kind of business success for which our FertilityPartners are noted. Second, this contract establishes IntegraMed in another major market in the Western region - a region that we have targeted for expansion."
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IntegraMed America, based in Purchase, NY, is focused on the $2 billion infertility industry, and offers products and services to patients and providers. Specifically, the Company offers marketing programs, information systems, facility development and financial services to a national network of Fertility Centers; distributes pharmaceutical products and financing programs directly to patients; and, operates www.integramed.com, an award-winning infertility Web Site.

Statements contained in this press release that are not based on historical fact, including statements concerning future results, performance, expectations and expansion of IntegraMed are forward-looking statements that may involve a number of risks and uncertainties. Actual results may differ materially from the statements made as a result of various factors, including, but not limited to, the risks associated with the Company's ability to finance future growth; the loss of significant business services contract(s); profitability at Reproductive Science Centers serviced by IntegraMed; changes in insurance coverage, government laws and regulations regarding health care or managed care contracting; and other risks, including those identified in the IntegraMed's most recent Form 10-K and in other documents filed by IntegraMed with the U.S. Securities and Exchange Commission.




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